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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE






CONTACT:          Dennis L. Nemec
                  Executive Vice President
                  (419) 373-6462

                  William L. White III
                  Senior Vice President
                  (330) 679-2328 x2805


                        SKY FINANCIAL GROUP, INC. REPORTS
                          STRONG THIRD QUARTER EARNINGS


         OCTOBER 15, 1998 (BOWLING GREEN, OHIO, NASDAQ: SKYF) Effective October 2, 1998, Citizens Bancshares, Inc. of Salineville, Ohio and Mid Am, Inc. of Bowling Green, Ohio completed its merger of equals to form Sky Financial Group, Inc. ("Sky"), a $4.1 billion bank holding company. On a pro forma combined basis giving effect to the merger, 1998 third quarter earnings for Sky totaled $14.9 million, an 8.9% increase over the $13.7 million recorded for the same period in 1997. Return on average assets and return on average equity were 1.43% and 18.05%, respectively, compared to 1.38% and 16.41%, respectively, of the prior year. Basic earnings per share for the third quarter 1998 were $.42 (diluted $.41) compared to $.37 (diluted $.37) for the third quarter of 1997.

         For the nine months ended September 30, 1998, core earnings totaled $43.4 million, which represents a 10.7% increase over the $39.2 million core earnings recorded for the same period in 1997. Return on average assets and return on average equity were 1.43% and 17.90%, respectively, compared to 1.37% and 16.57%, respectively, of the prior year. Core earnings exclude the financial impact of non-recurring items as discussed below.

         Net income for the nine months ended September 30, 1998 and 1997 included non-recurring after-tax income and expense. The non-recurring items for the nine months ended September 30, 1998 were a $3.5 million after tax restructuring charge related to acquisitions, a $1.3 million after tax provision for credit losses related to an acquisition, and an after-tax $1.4 million favorable legal settlement. The non-recurring items for the nine months ended September 30, 1997 included an after tax gain related to the sale of various branch offices of $5.5 million, various after tax charges related to the sale of branches of $1.3 million, and an after tax charge of $0.6 million to the Company's provision for credit losses. Net income, as a result of including the after tax financial impact of the non-recurring items, was $40.0 million for the nine months ended September 30, 1998, a 6.1% decrease from the $42.5 million earned in the same period of 1997. Basic and diluted earnings per share for the nine months ended September 30, 1998 were $1.12 and $1.10, respectively, compared to $1.17 and $1.14, respectively, of the same period of 1997.

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         The results of operations of Citizens Bancshares, Inc. ("Citizens") and
Mid Am, Inc. ("Mid Am") for the quarter ended and the nine months ended
September 30, 1998 and 1997 are summarized as follows:

         Citizens' net income for the third quarter was $7.7 million, an increase of 18.0% over the net income of $6.6 million recorded for the same period of the prior year. Return on average assets and return on average equity were 1.67% and 18.90%, respectively, compared to the prior year of 1.50% and 16.84%, respectively. Year-to-date core earnings were $21.7 million, compared to $18.8 million of core earnings recorded for the period of the prior year. Strong earnings for the third quarter and year to date resulted primarily from an increase in net interest income, an improvement in non-interest income, and the successful integration of Unibank, which was acquired in the first quarter of this year.

         Mid Am's net income for the third quarter was $7.2 million, a slight increase over the $7.1 million net income recorded for the same period of the prior year. Return on average assets and return on average equity were 1.24% and 17.21%, respectively, compared to the prior year of 1.29% and 16.04%, respectively. Year-to-date core earnings were $21.7 million compared to $20.4 million of core earnings recorded for the same period of the prior year. Strong mortgage banking revenue and net gains from the sale of commercial financing loans relating to the dental industry contributed strongly to third quarter and year-to-date earnings.

         "The strong third quarter results of Mid Am and Citizens, the components of Sky Financial Group, reflect the strong earnings potential of the new organization," said David R. Francisco, Chairman and C.E.O. of Sky. "Upon completion of our restructuring initiative to identify efficiencies, expected at year end, we believe we will have a high performance, supercommunity banking operation which will be a leader in the industry," added Marty Adams, President and C.O.O. of Sky.

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         At September 30, 1998, the combined companies had total assets of $4.1 billion, total deposits of $3.2 billion, total loans of $2.9 billion, and total equity of $333 million.

         Asset quality ratios for Sky demonstrate strong credit quality, with the ratio of non accrual loans to total loans of .37% and the ratio of non-performing loans to total loans of .39%. The Company's allowance for credit losses was 359% of total non-performing loans and annualized net charge offs were .20% of total average loans.

         Sky expects to complete its pending affiliation with The Ohio Bank, Findlay, Ohio, in the fourth quarter of 1998. As part of the reorganization, Sky had previously announced that it intends to combine its American Community Bank, N.A. and AmeriFirst Bank, N.A. affiliates into The Ohio Bank, and also merge its First National Bank Northwest Ohio and Adrian State Bank affiliates into Mid American National Bank and Trust Company. Furthermore, Sky had announced plans to merge its Century National Bank affiliate into The Citizens Banking Company. All of these combinations are expected to be accomplished before year end.

         Sky previously announced on October 2, 1998 that the Board of Directors has reauthorized its common stock repurchase plan, by which the Company may repurchase up to 1.8 million shares of Sky Common Stock over a twelve month period on the open market or in privately negotiated transactions. The buyback program represents a continuation of Mid Am, Inc.'s program in which shares are repurchased for use in future stock dividends and for use in its stock option plans.

         Sky is a diversified financial services holding company headquartered in Bowling Green, Ohio. The Company's banking affiliates include Mid American National Bank and Trust Company, Toledo, Ohio; The Citizens Banking Company, Salineville, Ohio; First National Bank Northwest Ohio, Bryan, Ohio; American Community Bank, N.A., Lima, Ohio; AmeriFirst Bank, N.A., Xenia, Ohio; Century National Bank, Rochester, Pennsylvania; and Adrian State Bank, Adrian, Michigan. The Company's financial services affiliates include Mid Am Recovery Services, Inc., Clearwater, Florida; MFI Investments Corp., Bryan, Ohio; Mid Am Credit Corp., Columbus, Ohio; Mid Am Private Trust, N.A., Cincinnati, Ohio; Mid Am Financial Services, Inc., Carmel, Indiana; Simplicity Mortgage Consultants, Marion, Indiana; Mid Am Title Insurance Agency, Inc., Adrian, Michigan; Sky Technology Resources, Inc., Bowling Green, Ohio; ValueNet, Inc., Lisbon, Ohio; Freedom Financial Life Insurance Company, Phoenix, Arizona; and Freedom Express, Inc., Salineville, Ohio.

                                      *****

         The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

                                      -end-